SHARE TRANSFER AGREEMENT

THIS AGREEMENT effective the 30th day of June, 2009 at 10:00 a.m. and made

BETWEEN:

[0625920 B.C. Ltd. Shareholder]

(hereinafter referred to as the "Vendor")

OF THE FIRST PART

AND:

BIOMASS SECURE POWER INC., of 40218 Wellsline Road,
Abbotsford, British Columbia, V3G 2K7

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART

WHEREAS:

A.                The Vendor is the owner of _____ Class "A" Voting Common Shares without par value, in the capital of 0625920 B.C. LTD. (hereinafter referred to as the "Shares");

B.                 The Vendor has agreed to sell the Shares to the Purchaser as hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT:

1.                  In consideration of the sum of $.0001 per share, for an aggregate purchase price of _________ ($____) Dollars (the "Purchase Price"), paid by the Purchaser to the Vendor, the Vendor will transfer the Shares to the Purchaser subject to the terms of this Agreement.

2.                  The Purchase Price shall be paid by the Purchaser by allotment, issue, delivery to and registration in the name of the Vendor of 15 Common Shares without par value in the capital stock of the Purchaser for each one of the Shares, for an aggregate issuance of ________ Common Shares without par value to the Vendor (the "Payment Shares").

3.                  On closing, or so soon thereafter as is practicable, the Purchaser shall deliver or cause to be delivered to the Vendor a Share Certificate representing the Payment Shares, being ________ Common Shares without par value in the name of the Purchaser.

4.                  This transfer of the Shares is conditional upon the approval of the Board of Directors of the Company.

5.                  The Vendor warrants as follows:

(a)                The Shares are free and clear of any and all encumbrances as of the date hereof, including any right or option to purchase the Shares;

(b)               The Vendor has full right and authority to enter into this agreement, to sell the Shares and will transfer the Shares free and clear of all encumbrances whatsoever; and

(c)                The Vendor warrants that she has not done any act or omission which would incur any liability to 0625920 B.C. Ltd. whatsoever other than any act of the Company that has been ratified and approved by the Board of Directors.

6.                  The Vendor acknowledges that 0625920 B.C. Ltd. is not indebted to her in any way whatsoever and that she shall pay and satisfy any and all taxes and penalties resulting from the sale of her shares.

7.                  The parties hereto covenant and agree to do all such further acts and things as may be necessary to give effect to the terms and conditions of this Agreement.

8.                  This Agreement shall be interpreted in accordance with the laws of the Province of British Columbia and shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

9.                  This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) )	[0625920 B.C. Ltd. Shareholder]

BIOMASS SECURE POWER INC.

Per:
            Authorized Signatory